Exhibit 99.1

Bakers Footwear Group, Inc.

Fourth Quarter and Fiscal 2008 Results Conference Call Transcript

April 15, 2009

Operator: Greetings, ladies and gentlemen, and welcome to the Bakers Footwear Group, Inc. Fourth Quarter and Fiscal 2008 Results Conference Call. At this time all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Allison Malkin of ICR. Thank you, Ms. Malkin. You may begin.

Allison Malkin: Thank you. Good morning, everyone. Before we get started I’d like to remind you of the company’s Safe Harbor language, which I’m sure you’re all familiar with. The statements contained in this conference call, which are not historical fact, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those suggested in such statements due to a number of risks and uncertainties, which are described in the company’s filings with the SEC.

And now I’d like to turn the call over to Bakers’ Chairman, President, and CEO, Peter Edison.

Peter Edison: Thank you, Allison. Good morning, everyone, and thank you for joining us to discuss our fourth quarter and fiscal 2008 results. With me today is Charlie Daniel, our Executive Vice President and Chief Financial Officer. For this morning’s call I’ll review our fourth quarter and fiscal 2008 results, then update you on our current business trends and key priorities for fiscal 2009. Following this Charlie will review our financials in more detail. After my closing remarks we will open the call to answer the questions you have for us today.

As I’ve mentioned before, our business is primarily driven by fashion newness, and with strengthened merchandising leadership and a great team we capitalized on improving fashion trends during 2008 and delivered excitement in our assortments, which led to a rebound in our [comparable] store sales performance beginning in June 2008 and continuing to this date in 2009, despite the challenging economic period for consumers. We believe the tough economy has assisted us in attracting new customers, who seek fashion at more appealing price points, into our stores.

Unfortunately the exceedingly high levels of promotional activity throughout the retail sector in the fourth quarter, which accelerated in mid-December, negatively impacted our performance for the quarter. Although our results included increased sales, we did not achieve our planned sales or margins, and as always we took the promotional actions necessary to maintain control of our inventory levels as we begin fiscal 2009.

Highlights of our fourth quarter included a 1.3% increase in net sales to [$]55.5 million, a 3.6% gain in comparable store sales; an 86 [...] basis point reduction in SG&A expenses as a percentage of sales from the fourth quarter of last year; [...] operating profit of [$]1.3 million compared to a $3 million operating profit in 2007, excluding the [$]4.8 million one-time gain on early lease termination in 2007; earnings per diluted share of $0.07.

For fiscal year 2008 our results included net sales of [$]183.7 million, a 0.5% increase in comparable store sales; a 200 basis-point improvement in gross profit margin of 27.5%; a 220-basis point reduction in SG&A as [a] percentage of net sales; and a reduction in net loss per share to [$]2.13 from [$]2.70 in fiscal 2007. Fiscal 2007 net loss included a gain of $0.73 per share from the early lease termination.

During 2008 we made significant progress in merchandising, inventory management, and expense reductions; and while we recognize there’s more work to do to achieve annual profitability, we are pleased with the direction of our business. We have almost achieved breakeven annual cash flow when you consider that we incur approximately $13 million annually in non-cash charges. So it will only take a small improvement in 2009 to become cash flow positive, which we are projecting will occur quite handily.

Our footwear fashion is resonating with consumers, which is leading to improved sales and gross margins; and this, coupled with our continued focus on expense control, should enable us to continue to advance our goals this year. In fact, our merchandising strategy of providing stores with narrow and deep footwear assortments has led to improved sales, productivity in our stores as the styles we’re most passionate about are now showcased in greater depth. This strategy has fueled increases in same-store sales throughout our company driven by significant sales improvement in the bottom 75% of our stores. This is a very healthy sign for our retail chain, and is a key to long-term, sustainable sales growth.

We’re also pleased with our inventory position as we ended the year. Aging was much improved from the prior year. Our inventory is current and well positioned for the spring selling season. The year-end increase is primarily comprised of higher sales projected for Q1, and higher number of in transit spring 2009 footwear at the end of 2008.

As we begin fiscal 2009 we remain positive about our business prospects. We are focused on delivering great fashion while maintaining prudent inventory control and expense control. We will continue to capitalize on the favorable fashion cycle we’re in today, and believe this will enable our company to maintain positive comp store sales and improved margins. We point to three key drivers of this expectation.

First, we’ve maintained positive [comparable] store sales in fiscal 2009 with [comparable store sales] up 7.5% for the first 10 weeks of the year, demonstrating the strong acceptance of our footwear styles. Our year to date performance includes strong sales across our opened up footwear categories, with particular strength in dress and flat sandals. This was partially offset by a decline in closed up footwear. [There is] an abundance of new trends in opened up footwear, and we expect our sales increase to continue given these trends and the increasing importance of opened up footwear to our overall mix as the spring and summer seasons continue.

Second, we expect to deliver improved gross margin performance driven by higher regular price sell-through rates as a result of our narrow and deep assortments as well as, and the attractiveness of our sandals to our customers.

And third, we will continue to maintain our financial discipline by limited expansion and focusing on continued control of operating expenses. Importantly we continue to believe we have more than adequate liquidity to fund our 2009 business plan, and our expected operating results will allow us to meet our debt covenants. In fiscal 2009 we have opened one store, and plan to limit our total capital expenditures to $1 million. We will, however, opportunistically take advantage of store lease opportunities that do not require capital outlays.

In addition, we continue to receive [...] support from our bankers, landlords, and vendors. As announced in this morning’s press release, last week we amended the terms of our debt and credit agreements with PEM and Bank of America. We believe Bank of America’s decision to amend and extend our credit agreement to 2011, and PEM’s decision to amend our term loan agreement to comply with our covenant demonstrate their confidence in our business model.

Before I turn the call over to Charlie to review our fourth quarter and fiscal 2008 results in more detail I would like to announce that Charlie’s promotion to Executive Vice President and Chief Financial Officer from Vice President of Finance. Since joining Bakers Charlie has made numerous contributions in the finance area and has demonstrated strong leadership skills and fiscal discipline. Most importantly we believe his outstanding stewardship has led to improved business processes and numerous cost savings, which are expected to make Bakers Footwear more efficient while delivering our financial and operation goals this year. Now I’d like to turn the call over to Charlie.

Charles Daniel: Thank you, Peter. For the fourth quarter, the 13 weeks ended January 31, 2009, net sales increased 1.3% to $55.5 million from $54.7 million in the 13 weeks ended February 2, 2008. Comparable store sales increased 3.6% compared to a decrease of 6.8% in the fourth quarter of fiscal 2007.

Gross profit was $17.4 million or 31.4% of net sales, compared to $19.4 million or 35.4% of net sales in the fourth quarter last year. The gross margin decline was due to increased markdown activity during the latter part of the quarter to clear through fall and holiday inventory. These actions were taken in response to the weak consumer demand and highly promotional environment that characterized the latter half of the fourth quarter.

Selling expenses for the fourth quarter of fiscal 2008 decreased 7.1% to $11.3 million or 20.4% of net sales from $12.2 million or 22.2% of net sales in the fourth quarter of last year. The decrease in selling expense is primarily driven by lower cost related to direct marketing, store payroll, and depreciation.

General and administrative expense for the fourth quarter of fiscal 2008 was $4.8 million or 8.7% of net sales compared to $4.2 million or 7.7% of net sales in the fourth quarter of fiscal 2007, reflecting increases in group health insurance expense recognized in the fourth quarter.

We generated operating income of $1.3 million or 2.3% of net sales for the fourth quarter, compared to operating income of $7.8 million or 14.2% of net sales in the prior year period. Operating income in the prior year period included a $4.8 million gain from the early termination of an operating lease.

Interest expense for the fourth quarter increased to $1 million from $0.4 million last year. This increase reflects the interest on our subordinated secured term loan entered into in February 2008.

Net income for the fourth quarter of fiscal 2008 was $0.5 million or $0.07 per diluted share compared to net income of $7.3 million or $1.03 per diluted share last year, which included the $4.8 million gain from the early lease termination.

For fiscal year 2008 net sales were $183.7 million compared to $186.3 million in fiscal 2007. Comparable store sales increased 0.5% compared to a comparable store sales decrease of 12.3% last year. Gross profit margin for the year increased by 200 basis points, and SG&A expense as a percentage of sales decreased [by] 120 basis points.

Our operating loss for fiscal 2008 was $11.8 million, down from an operating loss of $15.4 million in fiscal 2007. Excluding the $4.8 million gain from the early termination of an operating lease in 2007, we reduced our operating loss by $8.4 million in 2008. Net loss for fiscal 2008 was $15.0 million or $2.13 per share compared to a net loss of $17.7 million or $2.70 per share last year.

Now I will turn the call back over to Peter for closing remarks.

Peter Edison: Thank you, Charlie. In summary [we are] proud of the progress we have made in 2008 in merchandising and cash flow, and [we are] equally focused on repeating this progress in 2009. [We are] fortunate to be in a great fashion cycle, which we are successfully capitalizing on in our stores. Our teams are passionate about moving our business forward. We have the support of our vendors, landlords, and banks; and we are looking forward to updating you on our progress in the year ahead. In closing [I am] confident we can sustain our positive improvement in the near and long term.

With that I’d like to turn the call over to the operator and see if [there are] any questions [...].

Operator: Thank you. We will now be conducting the question and answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you’d like to remove your question from the queue. For participants using speaker equipment it may be necessary to pick up your handset before pressing the star keys. Once again if you’d like to ask a question, please press star, one on your telephone keypad. One moment, please, while we poll for questions.

Our first question is coming from Ronald Bookbinder with Global Hunter Securities. Please state your question.

Ronald Bookbinder: Good morning.

Peter Edison: Good morning, Ronald.

Ronald Bookbinder: I was wondering did you take any non-cash accounting charges in the fourth quarter that could’ve depressed earnings?

Peter Edison: [We are] thinking just a second because sometimes you do.

Charles Daniel: We took the asset impairment charge in the third quarter. The fourth quarter did not have any extraordinary non-cash charges [...] that [would not] be comparable in fourth quarter last year.

Peter Edison: We had sort of a healthcare craze.

Charles Daniel: Yes. We had some bad experience with healthcare, although [that is] largely a timing difference. We just have to recognize healthcare as the claims come in.

Ronald Bookbinder: And what about the cost of the amendments? Was that all included in the fourth --?

Charles Daniel: [...] The cash cost of the amendments went into the fourth quarter.

Ronald Bookbinder: Okay.

Charles Daniel: But nothing significant. The large hit really was from the sale[s] shortfall at the end of the quarter and the impact that had on margins.

Ronald Bookbinder: And inventory, it looks like inventory was up about 16%. How do you feel about your inventory? What’s the freshness of it? How’s it looking for this first quarter?

Peter Edison: I feel very good about it. [I would] say that all but 3% of that inventory increase is explained by the sales increases that [we have] already incurred in the first quarter, and higher in transits of fresh 2009 goods. The reason there was about a 3% increase is really all related to the merchandising shift into a narrower and deeper strategy, and the fact that there simply [were not] markdowns to take. There [was not] an excess of SKUs and that sort of depth of styling ended up creating a slightly higher carryover inventory, but it’s in much higher quality. So we feel really good about the freshness and quality of that inventory.

Ronald Bookbinder: You stated in your text that you’re getting better full price selling this quarter than you had in the fourth quarter.

Peter Edison: Yes. [It is] the highest full priced selling [we have] seen in four or five years.

Ronald Bookbinder: Oh wow, and you expect that to continue?

Peter Edison: We hope it will continue [...]. [...] The crystal ball part of this job is really tough. I will say this. [...] One of the reasons it was so high is that what we are selling is opened up footwear, and [it is] simply been too early to promote it. So I think what you will more likely see going forward is we will begin to take some small reductions that will drive comps so that what [we will] continue to see higher margins, but the full price percentage might start dropping because we’ll start taking some small reductions. So I think that it was particularly high recently because [there is] no reason to promote opened up footwear this early in the year.

Ronald Bookbinder: With respect to China, what percentage of your inventory do you buy out of China? And how would a shift in tariffs affect your cost of goods sold?

Peter Edison: We buy 93% of our inventory out of China. I mean it ships all around, but [it is] somewhere between 90 and 95% at all times. If [you are] talking about this, the low price reduction, the tariff, the reduction of the low price tariff I think that the value to that, of that to us is about a million dollars.

Ronald Bookbinder: Okay –

Peter Edison: Right to the bottom line.

Ronald Bookbinder: Okay. Thank you.

Peter Edison: Okay.

Operator: Our next question is coming from Jody Yen with Buckingham Research. Please state your question.

Jody Yen: Good morning. Thank you for taking my question. Just had a quick question in the current comp trends.

Peter Edison: Okay.

Jody Yen: What do you think is driving the comp increase? And how were your Easter sales?

Peter Edison: Easter was up 14% Easter-over-Easter, but it was a bad Easter last year. So [...] I [do not] know what that means. [What is] really driving the [comparable store sales is] opened up footwear[, which] is having big increases[, while] [...] closed up footwear is having decreases. [...] [It is] really all categories of opened up footwear and [...] we see that as quite a positive for the next five months because opened up footwear [does not] peak in its penetration until [approximately] June and July. So we see that somewhat positively, but [that is] really [what is] driving [comparable store sales] today.

Jody Yen: And have you seen any improvements in traffic?

Peter Edison: We do. We have improvements in traffic that have mirrored our [comparable store sales], but our traffic counts [do not] really give you an accurate reflection. We measure bodies after they come in the store. What we find is that people [...] walk by our stores [and] they come in if they like what they see. [...] [T]hey [do not] even come in if they [do not] like what they see. [...] [Thus,] our traffic counts often just mirror our [comparable store sales]. [...] I [do not] think it gets at the question that [you are] asking, which is how is mall traffic? [...] We [do not] really get those numbers.

Jody Yen: Okay, and what about the number of transactions versus your actual transaction size?

Peter Edison: Our average transaction size is actually flat in total, but [...] our shoe retails are up significantly. [However,] our accessory business is good, and so when [the] accessory business is good it [...] deflates your average retail. So that brings it back to about flat.

Jody Yen: Thank you very much.

Peter Edison: [You are] welcome.

Operator: As a reminder, if you’d like to ask a question you can press star, one on your telephone keypad. Our next question is coming from Mike Krauss with Ameriprise Financial. Please state your question.

Mike Krauss: Hi. Yes. My question is really I’m just wondering about the inside selling, insider selling that’s going on, and in view of the action of the stock price it’s just very, very difficult for us to see progress. If the insider selling is going to continue it just doesn’t make sense that that price level would stock (sp?) given the value. Can you speak to that a little bit please?

Peter Edison: Sure. The only insider selling that [I am] aware of is the selling that I have had to do on my 10b5-1 plan, which unfortunately [I have] had to do to satisfy certain financial obligations. [It is] not something that I [wanted to do], but is hopefully coming to an end. So other than that I [do not] know of any insider selling.

Mike Krauss: Okay. Thank you, sir.

Peter Edison: [You are] more than welcome.

Operator: Our next question is a follow-up from Ronald Bookbinder with Global Hunter Securities. Please state your question.

Ronald Bookbinder:              Yes. Peter, you talked about increased sales of accessories. While it hurts your average ticket given the lower price, do accessories carry a higher margin than footwear?

Peter Edison: [...] Not nearly as much as they used to. Our footwear margins have grown so much that [they are] almost hitting accessory levels. So [it is] really only slightly higher margins today.

Ronald Bookbinder: And when you look at, when you look at conversion, how is conversion versus last year given your inventory and your merchandising selection? Have you seen an improvement in conversion?

Peter Edison: We have. Actually our conversions have been up for the last 10 months, and we also think [...] that [it is] the narrow and deep merchandising strategy, that [...] whatever they see [we are] more likely to have in stock today than used to be true, and so [...] maybe they [will not] come in. If they [do not] see a style they [might have] seen before, but what they do see we [...] have in stock. So I do think [that is] driving our conversions higher.

Ronald Bookbinder: When you look at your merchandise compared to competitors do you feel that you’re getting better comps because you’re more aggressive on fashion? Given this environment do you feel competitors are holding back a bit just to play it safe?

Peter Edison: Can you repeat that, Ron?

Ronald Bookbinder: Yes. Do you feel that your merchandise is more fashion-forward than your competitors, thus driving your positive comp? Because generally in a tough environment buyers get scared. When they get scared they go with a safer pick, less fashion, more saneness across the industry, thus you could –

Peter Edison: Yes.

Ronald Bookbinder: -- stand out if you’re willing to take the risk.

Peter Edison: Yes. I [...] think this is the kind of a climate that specialists like us excel in. You get the general merchants in department stores who tend to cut back in broader ways. You get brands that [do not] put much inventory into their in stock positions in climates like this so they can’t chase fashion. So specialists like Bakers are very well positioned to take advantage of fashion climates. So it makes us fresher and better able to capitalize on it.

Ronald Bookbinder: And lastly how does discounting at the department stores like a Nordstrom, how does that affect your sales? Or does it really not compete with your customer?

Peter Edison: It affects our sales when they go broad and deep on an entire category of footwear, and we [see], for example it affected our sales the last half of December when department stores were just [...] pounding boots. [...] We watch that. Generally speaking their sales throughout the course of a season [do not] matter, but when they really start doing inventory lowering in a major way across a giant category it can have an affect.

Ronald Bookbinder: Okay. Thank you.

Operator: And the final reminder, if you’d like to ask a question please press star, one on your telephone keypad at this time. One moment, please, while we poll for any additional questions. I’m showing there are no further questions at this time. I’d like to turn the floor back over to management for any closing comments.

Peter Edison: Thank you, everyone, for joining us, and we look forward to speaking you when we report our first quarter results in June.

Operator: Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.